Execution Version

AGREEMENT AND PLAN OF MERGER BY AND AMONG
CARDLYTICS, INC., MR. T MERGER SUB, INC.,
BRIDG, INC., AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDER REPRESENTATIVE
April 12, 2021

TABLE OF CONTENTS
Page

ARTICLE 1    THE MERGER    2
1.1Merger    2
1.2Effective Time    2
1.3Effects of the Merger    2
1.4Closing; Closing Deliverables    2
1.5Certificate of Incorporation and Bylaws of Surviving Corporation    4
1.6Directors and Officers of the Surviving Corporation    4
1.7Effect of the Merger on the Capital Stock of the Constituent Corporations.    4
1.8Payments    7
1.9Payment Procedures    8
1.10Escrow Funds    9
1.11Dissenting Shares    11
1.12Withholding    11
1.13Taking of Necessary Action; Further Action    12
1.14Post-Closing Reconciliation.    12
1.15Earnout Payments    15
ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY    20
2.1Organization of the Company.    20
2.2Company Capital Structure    21
2.3No Subsidiaries; Ownership Interests    23
2.4Authority and Enforceability    23
2.5No Conflict    24
2.6Governmental Authorization    24
2.7Company Financial Statements; No Undisclosed Liabilities    24
2.8No Changes    26
2.9Tax Matters.    26
2.10Restrictions on Business Activities    29
2.11Title to Properties; Absence of Liens; Condition and Sufficiency of Assets    29
2.12Intellectual Property    30
2.13Agreements, Contracts and Commitments    40
2.14Interested Party Transactions.    42
2.15Company Authorizations    42
2.16Litigation    42
2.17Books and Records    43
2.18Environmental, Health and Safety Matters    43
2.19Brokers’ and Finders’ Fees    43
2.20Employee Benefit Plans and Compensation.    43
2.21Insurance    48
2.22Compliance with Laws    48
2.23Export Control and Sanctions Laws    48
2.24Foreign Corrupt Practices Act    49
2.25Anti-Money Laundering Laws    49
2.26Suppliers, Customers and Resellers    49
2.27Paycheck Protection Program Loan    50
2.28No Other Representations or Warranties    50
2.29Organization    51
2.30Authority and Enforceability    51
2.31No Conflict    51
2.32Litigation    51
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.33Ownership of Merger Sub and No Prior Activities of Merger Sub    52
2.34Governmental Authorization    52
2.35Investment Intent; Restricted Securities    52
2.36No Other Representations or Warranties    52
2.37Sufficiency of funds    52
2.38Broker’s fees    53
ARTICLE 4    STOCKHOLDER AND TAX MATTERS    53
4.1Company Board Recommendation; Stockholder Notice; Security Holder Notice    53
4.2Tax Matters.    54
4.3Allocation Schedule    56
4.4Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions,
Securities Law Compliance    56
4.5Indemnification of Directors and Officers of the Company    57
4.6Retention Awards    58
ARTICLE 5    ADDITIONAL AGREEMENTS    58
5.1Conduct of the Business of the Company    58
5.2Restrictions on Conduct of the Business    59
5.3No Solicitation.    62
5.4Access to Information.    62
5.5Notification of Certain Matters    63
5.6Section 280G    63
5.7Confidentiality    64
5.8Public Disclosure    65
5.9Reasonable Best Efforts.3    65
5.10Consents    67
5.11Terminated Agreements    67
5.12Resignation of Directors    67
5.13Expenses    67
5.14Corporate Matters    67
5.15Suitability Documentation    67
5.16Other Closing Deliverables    67
5.17R&W Policy    67
5.18Domain Name Assingment    68
ARTICLE 6    CONDITIONS TO THE MERGER    68
6.1Conditions to Obligations of Each Party to Effect the Merger    68
6.2Conditions to the Obligations of Parent and Merger Sub    68
6.3Conditions to Obligations of the Company    69

ARTICLE 7    SURVIVAL; STOCKHOLDER REPRESENTATIVE    70
7.1Survival    70
7.2Stockholder Representative    71
ARTICLE 8    TERMINATION    72
8.1Termination    72
8.2Effect of Termination    73
ARTICLE 9    GENERAL PROVISIONS    73
9.1Notices    73
9.2Interpretation    74
9.3Counterparts    75
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.4Entire Agreement; Assignment    75
9.5Severability    75
9.6Extension and Waiver    75
9.7Amendment    76
9.8Specific Performance and Other Remedies    76
9.9Governing Law    76
9.10Disclosure Schedule    76
9.11Third Party Beneficiaries    77
9.12Exclusive Jurisdiction; Waiver of Jury Trial    77
9.13Rules of Construction    78
9.14Attorney-Client Privilege    78
9.15Terms Defined Elsewhere    78

Annex

A    Certain Defined Terms

Schedules

A    Third Party Consents and Notices B    Agreements for Termination
CAllocation Schedule
DEarnout Period Operating Expense Budget E    Parent Consent

Exhibits

AForm of Certificate of Merger
BNon-Competition and Non-Solicitation Agreement C    Form of Director Resignation Letters
D[***] Form of FIRPTA Compliance Certificate
EForm of Adjustment and First Data Escrow Agreement F    Form of PPP Loan Escrow Agreement
GForm of Suitability Documentation
HForm of Letter of Transmittal
IExemplar of the calculation of "First Anniversary ARR" and “Second Anniversary ARR”
JPaying Agent Agreement
K    Sample Net Working Capital Calculation
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 12, 2021 (the “Agreement Date”), by and among CARDLYTICS, INC., a Delaware corporation (“Parent”), MR. T MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), BRIDG, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Security Holders (the “Stockholder Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.
RECITALS
WHEREAS, the board of directors of each of Parent and Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the acquisition of the Company by Parent, by means of a statutory merger of Merger Sub, a wholly owned Subsidiary of Parent, with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of Parent and its stockholders, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of the Company (the “Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption and (d) recommended that this Agreement be adopted by the Company Stockholders;
WHEREAS, as promptly as practicable after execution and delivery of this Agreement, on the Agreement Date, the Company shall have delivered to Parent and Merger Sub the written consent of the Company Stockholders representing not less than (a) a majority of the outstanding number of shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), (b) a majority of the outstanding number of shares of Company Common Stock, and (c) a majority of the outstanding number of shares of Company Series B Preferred Stock, in each case, outstanding as of immediately prior to the Effective Time, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”), and exercise of the drag- along right pursuant to the Amended and Restated Voting Agreement.
WHEREAS, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, the Key Employee has executed a Severance Agreement and a Non-Competition and Non-Solicitation Agreement, effective as of the Closing.
WHEREAS the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE 1 THE MERGER
1.1Merger. At the Effective Time and subject to and upon the terms and conditions of this
Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
1.2Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed and specified in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).
1.3Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent.
1.4Closing; Closing Deliverables.
(a)Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), by electronic means of communication. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(b)At or prior to the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent:
(i)evidence reasonably satisfactory to Parent either that (A) any stockholder vote required pursuant to Section 5.6 was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote or (B) such stockholder approval was not obtained and as a consequence, that the Section 280G Payments waived pursuant to the Parachute Payment Waiver(s) executed in accordance with Section 5.6 and delivered to Parent, shall not be made or provided (or shall be returned);
(ii)evidence reasonably satisfactory to Parent that the Company has terminated each of those agreements listed on Schedule B, in a form reasonably acceptable to Parent, with such termination to be effective at or prior to the Effective Time;
(iii)a duly executed Director Resignation Letter in the form attached hereto as Exhibit C (the “Director Resignation Letters”), from each of the directors of the Company effective as of the Closing;
(iv)the Company Stockholder Approval;
(v)a certificate, validly executed by the Secretary of the Company, certifying as to the valid adoption of the Company Board Resolutions;

(vi)(A) executed payoff letters (including Tax Forms), in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Indebtedness of the Company set forth on Schedule 1.4(b)(vi) owed to the party thereof and the amounts payable to such party providing for (x) the full and final satisfaction of such Indebtedness as of the Closing Date and (y) the termination and release of any Liens related thereto (each, a “Payoff Letter”); and (B) an invoice (including Tax Forms) from each advisor or other service provider to the Company (other than any Employee, director or officer of the Company) providing services with respect to the transactions contemplated hereby in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Closing Third Party Expenses estimated to be due and payable to such advisor or other service providers, as of the Closing Date, including the bank account details of such advisors and service providers (the “Third Party Expenses Payoff Schedule”);
(vii)Letters of Transmittal duly executed by Company Stockholders, collectively entitled to at least ninety percent (90%) of the Total Closing Merger Consideration;
(viii)prior to the Closing Date, duly executed and completed Suitability Documentation from the Company Sellers who are entitled to receive, in the aggregate, at least ninety percent (90%) of the Total Closing Merger Consideration, certifying that each such Company Sellers is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act);
(ix)a properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit D, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing (the “FIRPTA Compliance Certificate”), provided that Parent’s only remedy for the Company’s failure to provide such FIRPTA Compliance Certificate shall be to withhold or cause to be withheld any required withholding Tax under applicable Tax Law and the Company’s failure to provide such certificate will not be deemed to be a failure of a condition set forth in this Section 1.4(b) to have been met, provided, further, that if a Company Security Holder provides a properly executed IRS Form W-9 to Parent, then, except as otherwise required by a change in Law, Parent shall not withhold or cause to be withheld any withholding Tax under Section 1445 of the Code with respect to any amounts payable to such Company Security Holders;

(x)[***] a duly executed counterpart to the Adjustment and Agreement from the Stockholder Representative, in the form attached hereto as Exhibit E;
(xi)a duly executed counterpart to the paying agent agreement from the Stockholder Representative in the form attached hereto as Exhibit J (the “Paying Agent Agreement”)
(xii)no later than two (2) Business Days prior to the Closing, the Estimated Closing Statement duly certificate by an officer of the Company and;
(xiii)a long form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to the Closing with respect to the Company.
(xiv)At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company:
( C )At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company:
i.a duly executed counterpart to the Adjustment and [***] Agreement from Parent and the Adjustment and [***] Agent and;
ii.a duly executed counterpart to the Paying Agent Agreement from Parent and the Paying Agent.
1.5        Certificate of Incorporation and Bylaws of Surviving Corporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the Merger as of the Effective Time, until thereafter amended in accordance with applicable Law.
1.6        Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation.
1.7    Effect of the Merger on the Capital Stock of the Constituent Corporations.
(a)Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Stockholders, upon the terms and subject to the conditions set forth in Section 1.9 and throughout this Agreement, including the provisions set forth in Article VII hereof, the following shall occur:
(i)[***] each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) shall be converted into the right to receive upon the due surrender of duly executed Exchange Documents and surrender of Stock Certificates in the manner set forth in Section 1.9(b), (i) at the Closing, in accordance with Section 1.9, (A) the Per Share Closing Consideration (without interest thereon), minus 1.15(f) (and the terms of the Escrow Agreements), as applicable, (iii) any cash disbursements required to be made in connection the Post-Closing Excess Amount (if any) (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 1.15(e), (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such share of Company Common Stock (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 7.2(c), (v) the Per Share First Anniversary Payment Amount and (vi) the Per Share Second Anniversary Payment Amount. From and after the Effective Time, each holder of a Stock Certificate representing Company Common Stock shall cease to have any rights with respect to such Company Common Stock, except (i) with respect to Dissenting Shares, appraisal rights under the DGCL, and (ii) with respect to each other share of Company Common Stock, the right to receive the consideration pursuant to the terms of this Section 1.7(a).
(ii)Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into the right to receive an amount equal to the amount per share that would be payable had such share of Series A Preferred Stock been converted into Company Common Stock immediately prior to the Effective Time in accordance with Article II of the Certificate of Incorporation, payable in accordance with and subject to the conditions provided in this Article I. From and after the Effective Time, each holder of a Stock Certificate representing Series A Preferred Stock shall cease to have any rights with respect to such Series A Preferred Stock, except with respect to Dissenting Shares, appraisal rights under the DGCL.
(iii)Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into the right to receive an amount equal to the amount per share that would be payable had such share of Series B Preferred Stock been converted into Company Common Stock immediately prior to the Effective Time in accordance with Article II of the Certificate of Incorporation, payable in accordance with and subject to the conditions provided in this Article I. From and after the Effective Time, each holder of a Stock Certificate representing Series B Preferred Stock shall cease to have any rights with respect to such Series B Preferred Stock, except with respect to Dissenting Shares, appraisal rights under the DGCL.

(b) Treatment of Company Options.
(i) Vested Company Options. No Vested Company Options shall be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Each Vested Option outstanding as of immediately prior to the Effective Time shall automatically convert into the right to receive with respect to each share of Company Common Stock subject thereto, at the Closing, (A) an amount in cash, without interest, equal to (1) the consideration payable for each share of Company Common Stock pursuant to Section 1.7(a), minus (2) an amount in cash equal to the per share exercise price of such Vested Company Option, multiplied by (3) the total number of shares of Company Common Stock subject to such Vested Company Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest), (B) any cash disbursements required to be made from the Escrow Funds with respect to such Vested Company Option (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in each case in accordance with Section 1.10(c) and/or Section 1.15(f) (and the terms of the Escrow Agreements), as applicable, (C) any cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Vested Company Option (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 1.15(e), (D) any cash disbursements required to be made from the Expense Fund Account with respect to such Vested Company Option to the former holder thereof (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 7.2(c), (E) the Per Share First Anniversary Payment Company Options that are Employee Options shall be made to the holders of Employee Options through Parent’s, the Surviving Corporation’s payroll processing system in accordance with standard payroll practices net of applicable Tax withholding and deductions, and such payment in respect of any Vested Company Options that are Non-Employee Options shall be paid to the Paying Agent for further payment to the holders of such Non-Employee Options; provided that, as a condition to payment of any amount owed to the holders of Non-Employee Options, each such holder of Non-Employee Options must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Exchange Documents. For purposes of calculating the aggregate amount of consideration payable in respect of each Vested Company Option pursuant to this Section 1.7(b)(i), (1) all shares of Company Common Stock issuable upon the exercise in full of the Vested Company Options held by each Company Vested Optionholder shall be aggregated and (2) the amount of cash to be paid to each such Company Vested Optionholder shall be rounded down to the nearest whole cent.

(ii) Unvested Company Options. At the Effective Time, each Unvested Company Option that is outstanding as of immediately prior to the Effective Time and held by a Continuing Employee shall, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company, or the holder of such Unvested Company Option, be assumed by Parent and converted into, or terminated and substituted with, a stock option of Parent that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio (each, a “Converted Option”); provided, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. Following the Effective Time, each Converted Option shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Effective Time to the Unvested Company Option from which it was converted or for which it is a substitute, in all cases subject to restrictions related to the issuance of shares under applicable Law. The per share exercise price of each Converted Option shall be equal to (x) the per share exercise price of the Unvested Company Option from which it was converted or for which it is a substitute, divided by (y) the Option Exchange Ratio, rounded down to the nearest whole cent (the “Converted Option Exercise Price”). It is the intention of the parties that each Converted Option shall qualify following the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent permitted under Section 422 of the Code and to the extent such corresponding Company Option qualified as an incentive stock option prior to the Effective Time, and that the adjustments in this Section 1.7(b)(ii) be performed in a manner that complies with or is exempt from Section 409A of the Code. Prior to the Effective Time, the Company shall use commercially reasonable efforts to provide that each Unvested Company Option that is outstanding and unvested immediately prior to the Effective Time and held by a Person who is not a Continuing Employee shall be cancelled and terminated without consideration upon the Effective Time in accordance with the applicable Company Equity Plan.
(iii) Prior to the Effective Time, and subject to the prior review of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.7 under the applicable Company Equity Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.
(iv) To the extent Parent assumes and converts a Company Option under the Company Equity Plan, as assumed, pursuant to Section 1.7(b)(ii), at or prior to the Effective Time, Parent shall take all actions reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Converted Options. To the extent Parent assumes and converts a Company Option under the Company Equity Plan, as assumed, pursuant to Section 1.7(b)(ii), with respect to the Converted Options, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent Common Stock issuable pursuant to the exercise of Converted Options by the Registration Deadline..
(c)Treatment of Company Warrants. The Company Warrants shall not be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Immediately prior to the Effective Time, the Company Warrants (other than the [***]) shall automatically convert into the right to receive with respect to each share of Company Capital Stock subject thereto, (i) at the Closing, subject to Section 1.9, the product of (x)(A) the consideration payable for each share of Company Capital Stock pursuant to Section 1.7(a), minus (B) an amount in cash equal to the per share exercise price of such Company Warrants, multiplied by (y) the total number of shares of Company Common Stock subject to such Company Warrants (assuming conversion of any Preferred Stock that may be purchasable pursuant to such Warrant) immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest) (ii) any cash disbursements required to be made from the Escrow Funds with respect to such Company Warrant (other than the [***] Warrants) to such Company Warrantholder thereof (which shall exclude holders of warrants) (based on such Company Warrantholder’s Excess Pro Rata Share of the released amount), without interest, in each case in accordance with Section 1.10(d) and/or Section 1.15(f) (and the terms of the Escrow Agreements), as applicable, (iii) any cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Company Warrant (other than [***] Warrants) to such Company Warrantholder (which shall exclude holders of [***] Warrants) (based on such Company Warrantholder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 1.15(e), (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such Company Warrant (other than [***] Warrant (which shall exclude holders of [***] Warrants) to such Company Warrants) (based on such Company Warrantholder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 7.2(c), (v) the Per Share First Anniversary Payment Amount and (vi) the Per Share Second Anniversary Payment Amount. For the avoidance of doubt, payment to the holders of [***] Warrants shall be governed by Section 5.19 hereof.
(d)Effect on Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(e)Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger, each share of Company Capital Stock held by the Company or Parent (or any direct or indirect wholly owned Subsidiary of the Company or Parent) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).
1.8 Payments.
(a) Immediately prior to the filing of the Certificate of Merger, Parent shall transfer, by wire transfer of immediately available funds to the Paying Agent in accordance with this Article I, the Total Closing Merger Consideration payable at the Closing to (i) the Company Stockholders pursuant to Section 1.7(a), (ii) the Company Vested Optionholders that are Non-Employee Options pursuant to Section 1.7(b)(i) and (iii) the Company Warrantholders (other than the holders of [***] Warrants) pursuant to

Section 1.7(c), excluding, in each case, the portion of the Escrow Funds and Expense Fund applicable to such payments.
(b) On the Closing Date, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, to the Surviving Corporation that portion of the Total Closing Merger Consideration payable at Closing to the Company Vested Optionholders that hold Employee Options pursuant to 1.7(b)(i) in exchange for such Employee Options outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Escrow Funds and Expense Fund applicable to such payments.
(c) Parent shall cause the Surviving Corporation to promptly pay, but in any event within one (1) Business Day following the Closing, through the Surviving Corporation’s payroll processing system in accordance with standard payroll practices, to each Company Vested Optionholder (solely with respect to Employee Options) the portion of the Total Closing Merger Consideration payable to such holder in respect of Employee Options pursuant to 1.7(b)(i) as set forth opposite such holder’s name in the Allocation Schedule (such amount, net of applicable Tax withholding and excluding such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule and deductions).
(d)    On the Closing Date, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, on behalf of the Company and the Company Sellers, as the case may be, and as accounted for in the calculation of Total Closing Merger Consideration, (i) to each lender designated by the Company on the Allocation Schedule, to an account designated in the applicable Payoff Letter, the amount of Indebtedness due at Closing to such lender and (ii) all Third Party Expenses payable to an advisor or other service provider to the Company (other than any Employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the Third Party Expenses Payoff Schedule and by the Company in the Allocation Schedule.

(e) No interest will be paid or will accrue for the benefit of the Company Security Holders or the Company’s lenders, service providers or other creditors on any Total Closing Merger Consideration or any other amounts payable under this Agreement.
1.9    Payment Procedures.
(a)    As promptly as practicable following the Agreement Date (but in no event later than two (2) Business Days following the Agreement Date), Parent shall cause the Paying Agent to deliver a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal)”, to each holder of record of a certificate representing outstanding shares of Company Capital Stock (collectively, the “Stock Certificates”), which shall specify (A) that delivery of a Stock Certificate shall be effected, and risk of loss and title to such Stock Certificate shall pass, only upon proper delivery of such Stock Certificate to Parent, and (B) instructions for use in effecting the surrender of Stock Certificates upon receipt of Total Closing Merger Consideration payable at the Closing to the Company Stockholders pursuant to Section 1.7(a). As a condition precedent to each Stock Certificate holder’s receipt of his, her or its portion of such consideration, such holder shall surrender such Stock Certificate to the Paying Agent for cancellation (or, if such Stock Certificate has been lost, stolen or destroyed, make an affidavit of that fact with appropriate indemnification, in a form reasonably acceptable to Parent and the Paying Agent).
(b) Subject to Section 1.11(b), as promptly as practicable following receipt by the Paying Agent of a Letter of Transmittal and IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable (collectively, the “Exchange Documents”), duly completed and validly executed in
1.9(a)(i), (i) Parent shall cause the Paying Agent to pay to each Company Stockholder the portion of the Total Closing Merger Consideration payable to such holder pursuant to Section 1.7(a) at the Closing as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule), (ii) Parent shall cause the Paying Agent to pay to each Company Vested Optionholder (solely with respect to Non-Employee Options) the portion of the Total Closing Merger Consideration payable to such holder in respect of Non-Employee Options pursuant to Section 1.7(b)(i) at the Closing as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule), and (iii) Parent shall cause the Paying Agent to pay to each Company Warrantholder (other than holders of [***]) the portion of the Total Closing Merger Consideration payable to such Company Warrantholder pursuant to Section 1.7(c)(i) at the Closing as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule).
(c)At any time following the date that is two (2) years following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.8, and any and all interest thereon or other income or proceeds thereof, not disbursed to the Company Security Holders pursuant to Section 1.9, and thereafter the Company Security Holders shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 1.8 upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 1.9(b). No interest shall be payable to the Company Security Holders for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(c) and which are subsequently delivered to the Company Security Holders.
(d)Notwithstanding anything to the contrary in this Section 1.9, none of Parent, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Closing Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

1.10Escrow Funds.

(a)On the Closing Date, Parent shall, or shall cause the Paying Agent to, transfer, by wire transfer of immediately available funds, (i) the Adjustment Escrow Amount to the Adjustment and [***] Agent to hold in escrow as an escrow fund (the “Adjustment Escrow Fund”), (ii) the Escrow Amount to the Adjustment and Agent to hold in escrow as an escrow fund (the “[***] Escrow Fund”) and (iii) the PPP Loan Escrow Amount to the PPP Loan Escrow Agent to hold in escrow as an escrow fund (the “PPP Loan Escrow Fund” and, together with the Adjustment Escrow Fund and the [***] Escrow Fund, collectively, the “Escrow [***] Funds”), in each case, under the terms of (A) this Agreement and the Adjustment and Agreement with respect to the Adjustment Escrow Fund, (B) this Agreement and the Escrow Agreement with respect to the Escrow Fund, and (C) this Agreement and the PPP Loan Escrow Agreement with respect to the PPP Loan Escrow Fund. Upon deposit of (i) the Adjustment Escrow Amount with the Adjustment and Escrow Amount with the Adjustment and Agent, (ii) the First Data Warrant Agent, and (iii) the PPP Loan Escrow Amount with the PPP Loan Escrow Agent, in each case, in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Company Seller its, his or her Excess Pro Rata Share of the Adjustment Escrow Amount, the First Data Warrant Escrow Amount and the PPP Loan Escrow Amount to the Escrow Funds.
(b)The Adjustment and First Data Escrow Agreement shall be entered into at or prior to the Closing, by and among Parent, the Stockholder Representative, on behalf of the Company Sellers, and the Adjustment and [***] Agent and shall provide Parent with recourse against the Adjustment Escrow Fund with respect to any Post-Closing Deficit Amount under Section 1.14. The proceeds in the Adjustment Escrow Fund shall be distributed to the Company Sellers, in accordance with their applicable Excess Pro Rata Share, and to Parent at the times, and upon the terms and conditions, set forth in this Agreement and the Adjustment and First Data Escrow Agreement. The terms and provisions of the Adjustment and First Data Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Sellers constitutes approval by such Company Sellers, as specific terms of the Merger, and the irrevocable agreement of such Company Sellers to be bound by and comply with, the Adjustment and First Data Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Adjustment Escrow Amount into the Adjustment Escrow Fund and the appointment and sole authority of the Stockholder Representative to act on behalf of the Company Sellers, as provided for herein and in the Adjustment and First Data Escrow Agreement. The Adjustment Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Adjustment and First Data Escrow Agreement. Treatment of the First Data Warrant Escrow Amount shall be governed by Section 1.10(e) hereof.
(c)The parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, unless forgiven prior to Closing, the PPP Loan will not be terminated or satisfied at or prior to the Closing, but rather, the Company will maintain the PPP Loan and the parties will comply with the terms of this Section 1.10(d) on account therewith. Promptly following receipt of a response to the filing of a Forgiveness Application that acknowledges that all or a portion of a PPP Loan has been forgiven, the parties agree that they shall jointly instruct the PPP Loan Escrow Agent to disburse the funds in the escrow account established pursuant to the PPP Loan Escrow Agreement (the “PPP Loan Escrow Account”) as follows: (a) an amount equal to the amount of such PPP Loan that is acknowledged in such response as being forgiven, if any, shall be disbursed pursuant to a joint written instruction of Parent and the Stockholder Representative to the Company Sellers, in accordance with their applicable Excess Pro Rata Share, and (b) the balance of the funds in the PPP Loan Escrow Account in respect of such PPP Loan shall be disbursed to Parent or the PPP Lender, as applicable. In the event that the Company receives a response from the SBA denying the request for forgiveness of such PPP Loan, or if the PPP Loan reaches its stated maturity date prior to receiving a response to the Forgiveness Application, Parent and the Stockholder Representative agree that such PPP Loan shall be deemed for the purposes hereof not to be forgiven such that the forgiveness amount of such PPP Loan shall be $0 and that the parties shall jointly instruct the PPP Loan Escrow Agent to disburse from the PPP Loan Escrow Account to the PPP Lender an amount necessary to pay all outstanding amounts due with respect to such PPP Loan in full satisfaction thereof.

(d)Parent, the Surviving Corporation and the Stockholder Representative agree for all Tax purposes that Parent shall be treated as the owner of the Adjustment Escrow Amount for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Adjustment Escrow Amount, or any portion thereof, shall be allocable for Tax purposes to Parent.
(e)On the date that is three (3) Business Days following the earlier to occur of (i) the six (6) month anniversary of the Closing Date, and (ii) the date that is six (6) months following the termination of the Referral Agreement (as defined in the [***]) by the Company
i.if any of the Warrant Stock (as defined in the First Data Warrants) shall have become Vested Warrant Stock (as defined in the deliver joint written instructions to the Adjustment an, Parent and the Company shall Agent to cause the Adjustment and Agent to make payment to the Paying Agent for further distribution to the holders of the from the Escrow Account, an amount equal to the positive difference between (1) the balance of the Escrow Account, minus (2)(x) the excess of
a.the Per Share Closing Consideration minus $4.50, multiplied by the number of shares of Warrant Stock that have become Vested Warrant Stock pursuant to a Post-CoC Milestone in accordance with the
Data Warrant No. 4, plus (y) the excess of (i) the Per Share Closing Consideration minus $5.50, multiplied by the number of shares of Warrant Stock that have become Vested Warrant Stock pursuant to a Post-CoC Milestone in accordance with the First Data Warrant No.5.

a.if any balance remains in the Escrow Account after payment of the amount set forth in clause (a) above or in the event that none of the Warrant Stock shall have become Vested Warrant Stock, Parent and the Company shall deliver joint written instructions to the Adjustment and Agent to cause the Adjustment and Agent to make payment of the then remaining balance in the First Data Warrant Escrow Account in respect of any Warrant Stock that has not become Vested Warrant Stock to the Paying Agent, for further distribution to the Company Stockholders and holders of Company Warrants (other than holders of the First Data Warrants), and to the Company, for further distribution to the Company’s Optionholders through the Company’s payroll systems, in each case calculating “Per Share Closing Consideration” without giving effect to the First Data Warrants in respect of such unvested Warrant Stock.

a.Dissenting Shares.

i.Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Company Stockholder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the payments set forth in Section 1.7, but such Company Stockholder shall only be entitled to such rights as are provided by the DGCL. Notwithstanding the provisions of this Section 1.11, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights or dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.7, without interest thereon, and subject to the escrow provisions set forth in Section 1.7 and expense provisions in Section 7.2, upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 1.9.

i.The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s prior written consent.

a.Withholding. Notwithstanding any other provision of this Agreement, Parent, the Company, the Surviving Corporation, the Escrow Agent, the Paying Agent and any agent or Affiliate of the foregoing (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement (a) such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order and (b) such amounts as the Withholding Agent determines are or previously were required to be or to have been withheld in connection with the matters set forth in Section 2.9(a)(xx) of the Disclosure Schedule (in the case of this clause (b), only if the consent to such withholding has been obtained on or prior to the Closing Date from the Person to whom such amounts would otherwise have been paid if such consent is required in the reasonable judgement of the Withholding Agent (each, a “Required Consent”)). Except with respect to withholding pursuant to the Company’s failure to deliver the certificate described in Section 1.4(b)(ix), withholding resulting from failure to receive a properly completed IRS Form W-9 or applicable IRS Form W-8 or other similar documentation, and withholding with respect to any payment treated as compensation for U.S. income Tax purposes, Parent shall use commercially reasonable efforts to: (x) notify the applicable payee(s) as promptly as practicable prior to deducting or withholding from any amounts otherwise payable to the Company Security Holders pursuant to this Agreement, and (y) cooperate, as reasonably requested by the applicable payee(s), to reduce or eliminate such deduction or withholding, if permitted by applicable Law. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the case of any payment treated as compensation subject to payroll Taxes for
U.S. income Tax purposes, the parties will cooperate to pay such amounts through the applicable payroll processing systems of the Surviving Company or Parent or any of their Subsidiaries, to facilitate applicable withholding.

a.Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

a.Post-Closing Reconciliation.

i.No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), (iv) the estimated Closing Third Party Expenses (the “Estimated Closing Third Party Expenses”), (v) the estimated Closing ARR (the “Estimated Closing ARR”) and (vi) the Total Closing Merger Consideration (including the component pieces thereof) (such certification, the “Estimated Closing Statement”), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Estimated Closing Statement in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices (including the methodologies, practices, estimation techniques, assumptions and principles applied in the preparation of the Financials). The Company shall make available to Parent and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior written notice and during business hours) to the Chief Financial Officer of the Company as Parent may reasonably request in connection with its review of such Estimated Closing Statement, and will otherwise cooperate in good faith with Parent’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Parent on the Estimated Closing Statement, as applicable, provided that any failure to make a requested change shall not alter the obligations of the parties to proceed with the Closing. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or it making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.

i.As soon as reasonably practicable after the Closing Date, and in any event within one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) that shall set forth a calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the Closing Third Party Expenses, (iv) the Closing Cash Amount, (v) Closing ARR, and (vi) the Total Closing Merger Consideration, in each case accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare such Post-Closing Statement in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices (including the methodologies practices, estimation techniques, assumptions and principles applied in the preparation of the Financials). After the Stockholder Representative’s receipt of the Post-Closing Statement, the Stockholder Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital Adjustment Amount, Closing Indebtedness Amount, Closing Cash Amount, Closing ARR and Closing Third Party Expenses after signing a customary confidentiality agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Post-Closing Statement. The Stockholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within forty-five (45) days of the Stockholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Stockholder Representative disagrees with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement and the amounts involved and the Stockholder Representative’s proposed adjustments to the Post-Closing Statement. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding upon the parties hereto and the Company Sellers, provided that such period shall be tolled to the extent Parent unreasonably delays provisions of the materials described above. During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to the Los Angeles office of Duff & Phelps (the “Independent Accountant”). In the event that the Los Angeles office of Duff & Phelps refuses or is otherwise unable to act as the Independent Accountant, the Stockholder Representative and Parent shall cooperate in good faith to appoint an independent valuation firm in the United States of national recognition mutually agreeable to the Stockholder Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.14(b); provided, that the independent accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Sellers) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals
$1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Sellers).

i.The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 1.14(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 1.14(b) as adjusted pursuant to the written agreement executed and delivered by Parent and the Stockholder Representative or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 1.14(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 1.14(b). The date on which the Final Closing Statement is finally determined in accordance with this Section 1.14(c) is hereinafter referred to as the “Determination Date.”

i.If the Total Closing Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 1.14) is less than the Total Closing Merger Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Deficit Amount”), then Parent and the Stockholder Representative shall promptly (but in all events within five (5)
Business Days after the Determination Date), instruct the Adjustment and Agent to promptly release to Parent from the Adjustment Escrow Fund an amount in cash equal to the absolute value of the Post-Closing Deficit Amount (plus any costs allocated to the Stockholder Representative (on behalf of the Company Sellers) pursuant to the last sentence of Section 1.14(c)). The Post-Closing Deficit Amount shall not exceed the Adjustment Escrow Amount.

i.If the Total Closing Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 1.14) is more than the Total Closing Merger

Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Excess Amount”), then Parent shall promptly (but in all events within five (5) Business Days after the Determination Date), pay the Post-Closing Excess

Amount in cash to (i) the Paying Agent for further distribution to the Company Security Holders (other than the holders of Employee Options in respect of such Employee Options) the portion of such amount payable pursuant to Section 1.7(a), Section 1.7(b)(i) and Section 1.7(c), as applicable, and (ii) to the Surviving Corporation for further payment to the holders of Employee Options pursuant to Section 1.7(b)(i) through Parent’s, the Surviving Corporation’s payroll processing system in accordance with standard payroll practices net of applicable Tax withholding and deductions; provided, further, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Post-Closing Excess Amount payable to each Company Seller. The Post- Closing Excess Amount shall not exceed $1,000,000.

i.Following the payment of any Post-Closing Deficit Amount to Parent in accordance with Section 1.14(d) or any Post-Closing Excess Amount to the Company Sellers in accordance with Section 1.14(e), Parent and the Stockholder Representative shall deliver a joint instruction to the Adjustment and First Data Escrow Agent instructing the Adjustment and First Data Escrow Agent to release from the Adjustment Escrow Fund an aggregate amount equal to the then remaining cash available in the Adjustment Escrow Fund, if any, to (i) the Paying Agent for further distribution to the Company Security Holders (other than the holders of Employee Options in respect of such Employee Options) the portion of such amount payable pursuant to Section 1.7(a), Section 1.7(b)(i) and Section 1.7(c), as applicable, and (ii) to the Surviving Corporation for further payment to the holders of Employee Options pursuant to Section 1.7(b)(i) through Parent’s, the Surviving Corporation’s payroll processing system in accordance with standard payroll practices net of applicable Tax withholding and deductions; provided, further, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the remaining cash available in the Adjustment Escrow Fund payable to each Company Seller.

i.Parent and the Surviving Corporation shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Seller received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Corporation or any of their Affiliates have any liability to any person on account of payments or distributions made by the Paying Agent in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.

i.All payments to be made pursuant to this Section 1.14 shall be treated as an adjustment to the purchase price for applicable Tax Purposes, unless otherwise required by a change in Law or a Tax Authority in connection with an audit or other similar proceeding.

a.Earnout Payments.

i.Definitions.

1.“Applicable Earnout Price Per Share” shall mean the First Anniversary Earnout Price Per Share or the Second Anniversary Earnout Price Per Share, as applicable.

1.“Closing ARR” shall have the meaning set forth on Annex A hereto.

1.“Earnout Payment Amounts” shall mean, collectively, the First Anniversary Payment Amount and the Second Anniversary Payment Amount.

1.“Earnout Period” shall mean, collectively, the First Earnout Period and the Second Earnout Period.

1.First Anniversary ARR” shall mean the revenue of the Company (determined in accordance with GAAP), for the month immediately prior to the end of the First Earnout Period for all First Anniversary Customers, multiplied by twelve (12), (but limited to revenue associated with U.S.-based data from such First Anniversary Customers), provided, that if a First Anniversary Customer has also purchased other products of Parent on a bundled basis, the revenue on such bundled products will be based on the list prices for such products unless any discounts thereto are approved in writing by the Key Employee. An exemplar of the calculation of "First Anniversary ARR" is attached hereto as Exhibit I.

1.“First Anniversary Customers” shall mean all parties under contract with the Company as of the end of the month immediately prior to the end of the First Earnout Period.

1.“First Anniversary Earnout Price Per Share” shall mean the Parent Common Stock VWAP over the twenty (20) consecutive trading day period ending on the trading day immediately prior to the last day of the First Earnout Period.

1.“First Anniversary Payment Amount” shall mean an amount equal to the product of (a) twenty (20) multiplied by (b) an amount equal to (i) the First Anniversary ARR, minus (ii) the greater of (x) the Closing ARR and (y) $12,500,000; provided, that in the event that the Closing ARR is less than $12,500,000.00, then an amount equal to the product of (a) twenty-eight (28) multiplied by (b) the difference between the Closing ARR and $12,500,000.00, shall be deducted from the First Anniversary Payment Amount and provided further, that (w) the Applicable Unvested Equity Incentives Value, (x) the Brokerage Fee, (y) the First Data Referral Fees determined to be owed during the First Earnout Period and
a.the Transaction Bonuses shall each be deducted from the First Anniversary Payment Amount.

a.“First Earnout Period” shall mean the period from the Closing Date until the first (1st) anniversary of the Closing Date.

a.Second Anniversary ARR” shall mean the revenue of the Company (determined in accordance with GAAP) for the month immediately prior to the to the end of the Second Earnout Period for all Second Anniversary Customers multiplied by twelve (12) (but limited to revenue associated with U.S.-based data from such Second Anniversary Customers), provided, that in no event shall the Second Anniversary ARR exceed 200% of the First Anniversary ARR; and provided, that if a Second Anniversary Customer has also purchased other products of Parent on a bundled basis, the revenue on such bundled products will be based on the list prices for such products unless any discounts thereto are approved in writing by the Key Employee. An exemplar of the calculation of "Second Anniversary ARR" is attached hereto as Exhibit I.

a.“Second Anniversary Customers” shall mean all parties under contract with the Company as of the end of the month immediately prior to the end of the First Earnout Period that were also customers for any portion of the Second Earnout Period.

a.“Second Anniversary Earnout Price Per Share” shall mean the Parent Common Stock VWAP over the twenty (20) consecutive trading day period ending on the trading day immediately prior to the last day of the Second Earnout Period.

a.“Second Anniversary Payment Amount” shall mean an amount equal to the product of (a) fifteen (15) multiplied by (b) an amount equal to the Second Anniversary ARR, minus the First Anniversary ARR, with such product reduced by the amount of (x) the Brokerage Fee, (y)
Fees determined to be owed during the Second Earnout Period and (z) the Transaction
Bonuses.

a.“Second Earnout Period” shall mean the period from the day after the first (1st) anniversary of the Closing Date until the second (2nd) anniversary of the Closing Date.

i.Earnout Procedure.

1.Within thirty (30) days after the end of each Earnout Period, Parent shall deliver to the Stockholder Representative a written statement (an “Earnout Statement”) setting forth its good faith calculations (with reasonable supporting detail) of (i) the aggregate amount of First Anniversary ARR or Second Anniversary ARR, as applicable, and (ii) based thereon, the resulting First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable. After the Stockholder Representative’s receipt of an Earnout Statement, the Stockholder Representative and its Representatives shall be provided reasonable access (on prior written notice and during business hours, in a manner that does not unreasonably interfere with Parent’s conduct of business) to the Chief Financial Officer of the Surviving Corporation as Stockholder Representative may reasonably request in connection with its review of such Earnout Statement, and be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Earnout Statement and the calculation of the Earnout Payment Amount after (in connection with working papers relating to Parent’s independent accountants only) signing a customary confidentiality relating to such access to independent accountants’ working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Earnout Statement.

1.If the Stockholder Representative objects to Parent’s determination of the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (as reflected in an Earnout Statement), the Stockholder Representative shall notify Parent in writing of such objection within forty-five (45) days after receipt of the applicable Earnout Statement from Parent (an “Earnout Objection Notice”), which notice shall specify the calculations that are being disputed and describe in reasonable detail the basis for such disputes.

1.If the Stockholder Representative does not timely deliver an Earnout Objection Notice with respect to an Earnout Statement, then Parent’s determination of the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (as set forth in such Earnout Statement) will be conclusive, final and binding in its entirety on all of the parties.

1.During the thirty (30) days immediately following the delivery of an Earnout Objection Notice (the “Earnout Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Earnout Objection Notice. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Earnout Objection Notice, are collectively referred to herein as the “Earnout Resolved Matters.” If at the end of the Earnout Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Earnout Objection Notice, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Earnout Objection Notice other than the Earnout Resolved Matters (the “Earnout Unresolved Matters”) to the Independent Accountant. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Earnout Unresolved Matters. With respect to each Earnout Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Earnout Objection Notice or Parent in the Earnout Statement with respect to such Earnout Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Earnout Statement or make any determination with respect to any matter other than the Earnout Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.15(b); provided, that the independent accountants of the Company or the Stockholder Representative shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Sellers) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals
$1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Sellers). For the avoidance of doubt, the resolution mechanism set forth above is solely with respect to the mathematical calculation of the payment amount, and shall not in any way limit the rights of the parties to bring any claim with respect to compliance with the obligations of this Agreement.
i.
ii.Earnout Payment Amounts.

1.Promptly following the final determination of the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (or portion thereof) in accordance with the provisions of Section 1.15(b) and within two (2) Business Days following receipt of an updated Allocation Schedule required pursuant to Section 1.15 1.15(c)(iv), Parent shall pay, or shall cause to be paid, (A) the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (as finally determined in accordance with the provisions of this Section 1.15) in accordance with (i) the Allocation Schedule, as updated by the Stockholder Representative in accordance with Section 1.15(c)(iii) below and (ii) Section 1.15 1.15(c)(ii), (B) the Brokerage Fee as it relates to the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable, and (C) the Transaction Bonuses.

1.Each aggregate Earnout Payment Amount shall be payable (A) in an amount of cash equal to at least thirty percent (30%) of such Earnout Payment Amount (after giving effect to the deduction of the Brokerage Fee and Transaction Bonuses to each recipient and (B) in Parent Common Stock to each recipient for the remainder of such Earnout Payment Amount at price per share of Parent Common Stock equal to the Applicable Earnout Price Per Share. For the avoidance of doubt, (a) Parent may, in its sole discretion, pay a greater percentage of the Earnout Payment Amount in cash, and (b) if any recipient of such amount is not permitted to receive Parent Common Stock because such recipient is not an Accredited Stockholder, then such recipient shall receive 100% of such payment in cash.

1.Each Brokerage Fee shall be paid by the Surviving Company in cash at the time of payment of each Earnout Payment Amount. The Transaction Bonuses shall be paid, subject to any required Tax withholding, in the same form and same proportion as the Earnout Payment Amount.

1.Prior to the payment of each Earnout Payment Amount, the Stockholder Representative shall update the Allocation Schedule to account for the allocation of the relevant Earnout Payment Amount, such that (A) former holders of Vested Options and Unaccredited Stockholders receive the Per Share First Anniversary Payment Amount and the Per Share Second Anniversary Payment Amount entirely in cash and (B) Accredited Stockholders and Warrantholders receive the Per Share First Anniversary Payment Amount and the Per Share Second Anniversary Payment Amount in a proportional mix of (x) the cash that is remaining after allocation pursuant to clause (A) and (y) Parent Common Stock.

i.Earnout Operating Period. Attached as Schedule D hereto is an expense budget (the “Earnout Period Operating Expense Budget”) which shall govern certain expenditures of the business (as specified therein) of the Company during the period beginning on the Closing Date and ending upon the expiration of the Second Earnout Period (the “Earnout Operating Period”). During the Earnout Operating Period, prior to Parent taking or authorizing any action which would result in any reduction to the budgeted expenses set forth in the Earnout Period Expense Budget, Parent shall provide notice of such intended action or authorization to the Stockholder Representative and shall not undertake such change without the Stockholder Representative’s prior written consent. During the Earnout Operating Period, Parent agrees (x) to operate the Company in the Ordinary Course of Business, (y) not to seek to divert business away from the Company that would relate to the calculation of the Earnout Payment Amounts to other entities affiliated with Parent and (z) that it shall use commercially reasonable efforts not to take actions to frustrate the ability of the Company Sellers to receive Earnout Payment Amounts. In the event of a change in control of Parent during the Earnout Operating Period, Parent shall cause the acquiror to assume the obligations of Parent in this Section 1.15. Except to the extent set forth in this Section 1.15(d), Parent hereby disclaims any and all obligation to operate the business for the benefit of the Company Sellers.

i.Parent Common Stock.

1.Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued to in connection with the Earnout Payment Amounts and any such fractional share interests shall be rounded up to the nearest whole share of Parent Common Stock.

1.The Company Sellers acknowledge that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act, and that such Parent Common Stock will not be registered under the Securities Act and that such Parent Common Stock may only be transferred under Rule 144. At no time was any Company Stockholder solicited by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement.

i.The parties hereto understand and agree that (i) the contingent rights to receive the Earnout Payment Amounts (or any portion thereof) shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Company, (ii) the Company Sellers shall not have any rights as a securityholder of Parent or the Company as a result of the Company Sellers’ contingent right to receive the Earnout Payment Amounts hereunder, and (iii) no interest is payable with respect to any Earnout Payment Amounts unless awarded by a court upon a finding that Parent failed to pay such amounts when due. The parties hereto acknowledge and agree that neither the Earnout Payment Amounts nor any Company Seller’s right to receive any portion thereof is or shall be deemed to be a “security” as defined in the Securities Act of 1933, as amended, or other federal, state or local Laws.

i.Notwithstanding any other provision in this Agreement to the contrary, Parent shall in no event issue any Parent Common Stock to the Company Sellers in connection with the transactions described herein to the extent that such issuance (i) in the aggregate constitutes, or is convertible into, Parent Common Stock that constitutes greater than 19.9% of the common stock or voting power of Parent outstanding as of the Agreement Date, (ii) would constitute a change of control under NASDAQ Stock Market Listing Rules, or (iii) would otherwise trigger a shareholder approval requirement under NASDAQ Stock Market Listing Rules.

i.All payments to be made pursuant to this Section 1.15 shall be treated as an adjustment to the purchase price for applicable Tax Purposes, unless otherwise required by a change in Law or a Tax Authority in connection with an audit or other similar proceeding.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) the Company represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to Parent and Merger Sub as follows:

a.Organization of the Company.
i.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate, distribute and lease its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Material Adverse Effect to the Company. The Company is not in violation of any of the provisions of its Charter Documents.
i.Section 2.1(b) of the Disclosure Schedule sets forth a correct and complete list of:
i.the names of the members of the board of directors and (ii) the names and titles of the officers of the Company, in each case as of the Agreement Date.
a.Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees, consultants, contractors or facilities or otherwise conducts its business as of the Agreement Date (specifying the existence of Employees, consultants, contractors or facilities in each such state or jurisdiction).
a.The Company has made available correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), bylaws, as amended to date, and other governing documents, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board has not approved or proposed, nor has any Person proposed, any amendment to any of the current Charter Documents
a.Company Capital Structure.

i.As of the Agreement Date, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, $0.00001 par value, of which 13,401,652 shares are issued and outstanding and 1,960,604 shares are reserved for issuance pursuant to outstanding Company Warrants and (ii) 19,642,116 shares of Company Preferred Stock, $0.00001 par value, (A) 7,006,076 shares of which are designated Company Series A Preferred Stock, of which 6,992,476 are issued and outstanding, and 13,600 shares are reserved for issuance pursuant to outstanding Company Warrants, and (B) 12,636,040 shares of which are designated Company Series B Preferred Stock and, of which 12,623,077 are issued and outstanding and 12,963 shares are reserved for issuance pursuant to outstanding Company Warrants. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Equity Plan and the Company Warrants that are, in each case, outstanding as of the Agreement Date. The Company holds no treasury shares. Section 2.2(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the Company Stockholders and the number and type of such shares so owned by each such Company Stockholder. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, or any Contract to which the Company is a party or by which the Company or any of its assets is bound other than Liens created by the Charter Documents, the Amended and Restated Voting Agreement, the Stockholders Agreement and the Right of First Refusal and Co-Sale Agreement. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Company Securities or any other securities of the Company, whether currently outstanding or that may subsequently be issued other than as set forth in the Investors’ Rights Agreement. All issued and outstanding shares of Company Capital Stock and all Company Options were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound other than as set forth in the Right of First Refusal and Co-Sale Agreement. No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, except for the shares of Company Common Stock set forth on Section 2.2(b) (such shares set forth, or required to be set forth, on Schedule 2.2(b), the “Restricted Shares”).
i.As of the Agreement Date, the Company has reserved 5,309,746 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 1,315,672 shares are subject to outstanding and unexercised Company Options, and 3,994,074 shares remain available for issuance thereunder. Section 2.2(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of all Company Optionholders, and each Company Option, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law), the term of each Company Option, the plan from which such Company Option was granted (if any), whether such option is subject to Section 409A of the Code, whether such Company Option was granted with an “early exercise” right in favor of the holder, and the country and state of residence of such Company Optionholder. All Company Options listed on Section 2.2(b) of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify. Section 2.2(b)-2 of the Disclosure Schedule indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons).
i.With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action, (ii) each award of Company Options has been made using the standard form award agreement under the Company Equity Plan, a correct and complete copy of which has been made available to Parent, (iii) no Company Options differ in any material respect from such form agreement (other than any vesting acceleration provisions contained therein, as indicated in Section 2.2(c) of the Disclosure Schedule),and (iv) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent. No shares of Company Capital Stock are subject to vesting as of the Agreement Date and no Company Options are “early exercisable” as of the Agreement Date. The Company has no outstanding commitments to grant Company Options or other awards. The treatment of Company Options under Section 1.7 hereof is permitted under the Company Equity Plan, applicable Laws, and the underlying individual agreements for such equity awards. Except as set forth on Section 2.2(b) of the Disclosure

Schedule, no Company Option that was granted so as to qualify as an incentive stock option as defined in Section 422 of the Code was early exercised by the holder of such Company Option.
i.As of the Agreement Date, there are no authorized, issued or outstanding Company Securities of the Company other than shares of Company Capital Stock set forth on Section 2.2(a) of the Disclosure Schedule, Company Options set forth on Section 2.2(b) of the Disclosure Schedule and the Company Warrants. Other than pursuant to the Company Warrants or as set forth on Section 2.2(a), Section 2.2(b) and Section 2.2(c) of the Disclosure Schedule, as of the Agreement Date, no Person holds any Company Securities, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or an Company Security Holder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Security Holder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract.

i.Except as set forth on Section 2.2(e) of the Disclosure Schedule, there is no Indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right) or
a.the value of which is in any way based upon or derived from capital or voting stock of the Company, issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

1.There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company, on one hand, and any Company Security Holder, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service and (ii) to the Knowledge of the Company, between or among any of the Company Security Holders. Except as set forth on Section 2.2(b) of the Disclosure Schedule, neither the Company Equity Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.

i.No Subsidiaries; Ownership Interests. The Company has no, and since the date of its incorporation has never had, any Subsidiary, nor does the Company control, directly or indirectly, or have any direct or indirect equity participation in any other Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

i.Authority and Enforceability.

1.The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and other than the Company Stockholder Approval, no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time shall be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) general principles of equity. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with the provisions of the DGCL and (z) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”). Other than the Company Stockholder Approval, no other votes, approvals or consents on the part of the Company or any of the Company Security Holders are necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

1.The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby shall not, (i) result in the creation of any Lien on any of the material assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) assuming the receipt of the Company Stockholder Approval, any provision of the Charter Documents, (B) any Law or any judgement, Order or decree to which the Company is subject, or (C) any Contract except, where the conflict, violation, default, right, termination, cancellation, or failure to obtain consent or provide notice, would not, individually or in the aggregate, have a Material Adverse Effect.

1.No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) the expiration or early termination of the applicable waiting period under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other antitrust Laws, and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.

1.The Company, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti- takeover provision in the Charter Documents shall not be applicable to any of Parent, the Company or the Surviving Corporation or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Merger or any of the other transactions contemplated by this Agreement.

i.No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (a) any provision of the Charter Documents, (b) any Material Contract, or (c) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts with the Company that are required thereunder in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing. Immediately following the Closing, the Company shall continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

i.Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws (b) the filing of the Certificate of Merger as provided in Section 1.2 hereof and (c) such filings and notifications as may be required to be made by the Company in connection with the Merger under applicable antitrust Laws, the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other applicable antitrust Laws.

i.Company Financial Statements; No Undisclosed Liabilities.

1.The Company has delivered to Parent correct and complete copies of its unaudited financial statements for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 (including balance sheets, statements of income and statements of cash flows) and its unaudited financial statements (including, in each case, balance sheets, statements of income and statements of cash flows) as at February 28, 2021 and the two (2) months then ended (collectively, the “Financials”) which are included as Section 2.7(a) of the Disclosure Schedules. The Financials (i) were prepared in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject to the absence of footnotes and, in the case of interim financial statements, normal recurring year-end adjustments, none of which individually or in the aggregate are or shall be material to the Company), and (iv) were prepared in accordance with GAAP ((except for normal year-end adjustments and lack footnotes), applied on a consistent basis throughout the periods indicated and consistent with each other.

1.The Company has no Liabilities of any nature other than (i) those set forth on or provided for in the Financials, including the balance sheet (the “Current Balance Sheet”) included in the Financials as of February 28, 2021 (the “Balance Sheet Date”), (ii) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the Ordinary Course of Business that do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by the Company in connection with the execution of this Agreement, and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof) and (v) Liabilities that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect to the Company. Except for Liabilities reflected in the Financials, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. The Company has never guaranteed any debt or other obligation of any other Person.

1.Section 2.7(c) of the Disclosure Schedule sets forth a correct and complete list of all Indebtedness of the Company, including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing.

1.The Company has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets,
a.regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, nor to the Knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no material change in the Company accounting policies since January 1, 2018, except as described in the Financials.

a.No Changes. Since the Balance Sheet Date: (a) the Company has conducted its business only in the Ordinary Course of Business; (b) there has not occurred a Material Adverse Effect with respect to the Company; and (c) the Company has not taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the consent of, Parent under Section 5.1 or Section 5.2.

a.Tax Matters.

i.General Tax Matters.

1.The Company has (A) prepared and timely filed (taking into account any available extensions) all income and other material Tax Returns, and such Tax Returns are true and correct in all material respects and (B) timely paid all income and other material Taxes required to be paid by the Company (whether or not shown on a Tax Return). The Company is not the beneficiary of any extension of time within which to file any Tax Return.

1.The Company has paid or withheld or collected with respect to its Employees, stockholders and other third parties, all material Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, and Federal Unemployment Tax Act amounts required to be paid or withheld or collected, has timely paid over any such Taxes to the appropriate Governmental Entity in accordance with applicable Law, and has filed material Tax Returns to the extent required to be filed by the Company with respect thereto.

1.There is no Tax deficiency outstanding, assessed or proposed in writing by any Tax Authority against the Company which has not been paid or otherwise resolved. The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax beyond the date hereof.

1.No audit or other examination by any Tax Authority of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing by any Tax Authority of any request for such an audit or other examination. Within the past three (3) years, no written claim has ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file Tax Returns or subject to Tax in that jurisdiction. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to income or other Taxes.

1.As of the Balance Sheet Date, the Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, and the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Balance Sheet Date.

1.The Company has delivered to Parent correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by the Company for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company. Section 2.9(a)(vi) of the Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, the type of Tax Return and the type of Tax required to be paid. No power of attorney with respect to Taxes has been granted with respect to the Company that remains in effect.

1.There are no Liens on the assets of the Company for Taxes, other than
Permitted Liens.

1.The Company has not been, during the applicable period provided in Section 897(c) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

1.The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code within the past two years.

1.The Company has not participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations promulgated thereunder, engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP or participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law.

1.Neither the Company, nor any predecessor of the Company has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than any group with respect to which the Company was the parent), (B) ever been a party to any Tax sharing, indemnification, reimbursement or allocation Contract (other than any Commercial Tax Agreement), nor does the Company owe any amount under any such Contract (other than any Commercial Tax Agreement), (C) any potential liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, or by Contract (other than any Commercial Tax Agreement), or (D) ever been a party to any joint venture, partnership, or other Contract that is treated as a partnership for U.S. federal or applicable state, local or non-U.S. income Tax purposes.

1.The Company (and Parent as a result of its acquisition of the Company) will not be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof beginning after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, use of an improper method of accounting, or otherwise for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, (E) any deferred revenue or prepaid amount received on or prior to the Closing Date (other than any deferred revenue or prepaid amounts received in the Ordinary Course of Business), or (F) forgiveness of the PPP Loan.

1.The Company uses the accrual method of accounting for income Tax purposes.

1.The Company is, and has been since inception, a domestic C corporation for U.S. federal income Tax purposes.

1.The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business in such other country.

1.The Company is currently in compliance with the requirements for all Tax holidays and similar Tax benefits and has been in compliance since such holiday or benefit was originally claimed by the Company. To the Knowledge of the Company, no Tax holiday or similar Tax benefit of the Company will terminate or be subject to recapture or clawback by reason of the consummation of the transactions contemplated by this Agreement.

1.The Company has not ever (i) participated in an international boycott as defined in Section 999 of the Code, (ii) been subject to any accumulated earnings Tax or personal holding company Tax, (iii) had branch operations in any foreign country, (iv) been party to a gain recognition agreement under Section 367 of the Code, or (v) incurred a dual consolidated loss within the meaning of Section 1503 of the Code. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Tax ruling, clearance or consent has been issued to the Company, and the Company has not applied for any Tax ruling, clearance or consent. To the extent required by applicable Law, the Company has timely filed all reports and have created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax Law).

1.Other than items or amounts that will be timely remitted prior to the Closing to the appropriate Tax Authority in the Ordinary Course of Business and in accordance with applicable Law,

there is no material property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.

1.The Company has collected, remitted and reported to the appropriate Tax Authority all material sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

1.There are no shares of Company Capital Stock that were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Parent correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any share of Company Capital Stock that was initially subject to a vesting arrangement issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

1.The Company has (A) to the extent applicable, properly complied with all requirements of applicable Tax Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, (C) not deferred any payroll Tax obligation pursuant to any Payroll Tax Executive Order, and (D) other than the PPP Loan, not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a)

of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. The amount of any Deferred Payroll Taxes, the due dates for the payment of such Taxes, and the amount of any Tax Credits under the CARES Act, the FFCRA or any similar applicable federal, state or local Law that are available to reduce the amount of such Deferred Payroll Taxes are set forth on Schedule 2.9(a)(xxi) of the Disclosure Schedule.

a.Restrictions on Business Activities. Other than ordinary course non-disclosure agreements, there is no Contract (non-competition or otherwise), commitment or Order to which the Company is a party or which is otherwise binding upon the Company (or any of its assets) which has or may reasonably be expected to have the effect of (a) prohibiting or materially impairing (i) any business practice of the Company, (ii) any acquisition of property (tangible or intangible) by the Company, or (iii) the conduct of business by the Company, or (b) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, delivering or otherwise distributing or commercializing any Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

a.Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

i.The Company does not own any real property.

i.Section 2.11(b) of the Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

i.The Company has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.

i.The assets and properties owned, leased and licensed by the Company constitute all of the assets and properties (other than Intellectual Property Rights which are covered by Section 2.12), that are necessary for the Company to conduct, operate and continue the conduct of the Company’s business and to sell and otherwise enjoy full rights to exploitation of its assets and properties.

i.All material machinery, equipment, and other tangible assets of the Company (other than real property) currently being used in the conduct of the business of the Company have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Company.

a.Intellectual Property.

i.Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

1.“Company Data” shall mean any and all information (a) collected by the Company which either (i) identifies a customer or its employees, contractors, visitors, consumers, or users,
2.is unique to such customer or its employees, contractors, visitors, consumers, or users (whether or not Personal Information) or (iii) could provide insight into such employees, contractors, users’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (b) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by the Company for or on behalf of a customer, employee, contractor, consumers, or user.

a.“Company IP” shall mean any and all Intellectual Property Rights and Technology owned, purported to be owned, used or held for use by the Company.

a.“Company Owned IP” shall mean any and all Intellectual Property Rights and Technology that are owned or purported to be owned by the Company.

a.“Company Products” shall mean all products and services that have been, during the three (3) years prior to the Agreement Date, or are, as of the Agreement Date, commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of the Company (including through resellers and other channel partners), and any product or service currently under development by or on behalf of the Company.

a.“Company Products Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of the Company to, or stored by or for customers or users (or any of their respective customers or users) of the Company on the Company Products; (ii) all data and content (including any voice, video, email, text messaging, or other communications) created, compiled, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for the Company Products or by or for the Company in connection with its provision of the Company Products; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

a.“Company Software” means any and all Software that is owned or purported to be owned by the Company.

a.“Company Source Code” shall mean any and all Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Software.

a.“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code, Software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.

a.“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property in any jurisdiction, including: (i) works of authorship, including without limitation rights granted under the Copyright Act; (ii) Software or databases; (iii) inventions, including rights granted under the Patent Act (“Patent Rights”); (iv) trademarks, service marks, trade dress and other indicia of source, including rights granted under the Lanham Act; (v) proprietary information and trade secrets, including without limitation rights described under the Uniform Trade Secrets Act; (vi) rights of attribution and integrity and other moral rights of an author; (vii) a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; and (viii) domain names.

a.“Open Source Material” shall mean any Software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the Software industry), including Software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

a.“Personal Information” shall mean (i) data in the possession, care, custody or control of the Company (or a third party on or on behalf of the Company), which relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address, identification number, location data, an online identifier, bank account number, credit card number, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be used to identify an individual and (ii) any other information which is classified as “personal data,” “personal information,” “personally identifiable information” (or similar term) under the Security Policies, Privacy Statement, or applicable Laws, including the Privacy and Security Laws, including without limitation any such information that has not been anonymized, de-identified or aggregated in a manner as required under such Privacy and Security laws.

a.“Privacy and Security Laws” means any applicable Laws regarding the Processing of Personal Information, or the privacy, security, confidentiality, integrity or availability of Personal Information or other tracking of online consumer behaviors including federal, state or foreign Laws regarding: (a) data privacy and information security, (b) data breach notification (as applicable), (c) unfair or deceptive practices, (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data, (e) communications via email, telephone, or text message, (f) online behavioral advertising, and (g) data brokers. “Privacy and Security Laws” include, to the extent applicable, the Health Insurance Portability and Accountability Act (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and its associated privacy and security rules, data breach notification Laws, social security number protection laws, the General Data Protection Regulation (GDPR), Telephone Consumer Protection Act (TCPA), Payment Card Industry Data Security Standards and programs (PCI-DSS), the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transactions Act (FACTA), the California Consumer Privacy Act of 2018 (CCPA), and federal, state and foreign laws that regulate consumer protection.

a.“Privacy Statement” has the meaning set forth in Section 2.12(r)(ii).

a.“Process or Processing” shall mean any collection, use, disclosure retention, storage, disposal, transfer, security, protection, or other processing of data.

a.“Registered IP” shall mean domain names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.

a.“Software” shall mean any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature. The term “Software” shall include, without limitation, all versions of any and all such software or computer programs (including software programs, objects, modules, routines, algorithms and code), all screen displays and designs thereof, all programming scripts, all files and documents written in a mark-up language, and all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing.

a.“Security Incident” has the meaning set forth in Section 2.12(t)(ii).

a.“Sensitive Company Information” shall mean confidential, proprietary or sensitive information of the Company or of a third party, which is in the care, custody, or control of the Company or a third party for or on behalf of the Company and Personal Information.

a.“Security Policies” has the meaning set forth in Section 2.12(t)(i).

a.“Shrink-Wrap Software” means any generally commercially available Software in executable code or hosted form that is available for a total replacement cost of not more than
U.S. $100,000 and that is not required for any Company Product to successfully operate in accordance with its documentation (but excluding commercially-available, third-party software to which the Company Products connect via application programming interfaces or other integrations).

a.“Systems” has the meaning set forth in Section 2.12(s).

a.“Technology” shall mean all forms of technology and content, including any or all of the following: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or Software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items;

3.information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (iv) databases, data compilations and collections and technical data; and (v) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

i.Products and Services. Section 2.12(b) of the Disclosure Schedule accurately identifies each Company Product that is a software platform or application made commercially available by or on behalf of the Company in the three (3) years prior to the Agreement Date. There are, and for the past three (3) years have been, no material defects, technical concerns or problems in any of the Company Products that have prevented the same from performing substantially in accordance with their user specifications or functionality descriptions or the Company’s warranties or contractual obligations.

i.Registered IP. Section 2.12(c)(1) of the Disclosure Schedule lists, as of the Agreement Date: (i) each item of Registered IP which is owned, filed in the name of, or purported to be owned by the Company or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the filing date, and issuance/registration/grant date; and (iv) the owner(s) thereof. Section 2.12(c)(2) of the Disclosure Schedule lists, as of the Agreement Date: any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP, other than office actions in the ordinary course. All necessary filing, registration, maintenance and renewal fees in connection with the Company Registered IP that are or will be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered IP that are or will be due for filing on or before the Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP, except in each case to the extent the Company has determined in its reasonable business judgment not to maintain any Company Registered IP. The Company has recorded each assignment of Company Registered IP with each relevant Government Entity in accordance with applicable Laws.

i.Title, Validity and Enforceability. The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable (except with respect to applications, which are subsisting).

i.Sufficiency. The Company either exclusively owns or has the valid right to use all Intellectual Property Rights and Technology used in or necessary for the operation of its business.

i.Contracts.

1.Section 2.12(f)(i) of the Disclosure Schedule lists, as of the Agreement Date, all licenses or Contracts pursuant to which the Company is licensed or subscribed to use any Intellectual Property Right or Technology (collectively “Inbound Licenses”), other than (A) non-exclusive Software licenses or software-as-a-service agreements with respect to Shrink-Wrap Software and Open Source Materials and (B) agreements where any such license is incidental to the primary purpose of the Contract.

1.Section 2.12(f)(ii) of the Disclosure Schedule lists, as of the Agreement Date, each license or Contract pursuant to which the Company has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP (collectively, “Outbound Licenses”), other than nonexclusive licenses to provide the Company Products to the Company’s customers and non-

exclusive licenses to resellers, distributors and suppliers, in each case entered into the Ordinary Course of Business.

i.Company Owned IP. The Company has the exclusive right to bring infringement actions with respect to the Company Owned IP. The Company has not (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights or Technology that are or, at the time of such transfer or exclusive license were, material to the Company; or
(B) permitted Intellectual Property Rights that are or, were at the time, material to the Company to enter into the public domain, other than expiration of any registration or issuance of Company Registered IP at the end of its statutory term.

i.Development of Company Owned IP. The Company has not jointly developed any Company Owned IP with any other Person with respect to which such other Person has retained any rights in such Company Owned IP. Without limiting the generality of the foregoing:

i.Each Person who is or was an employee, consultant or contractor of the Company and that was involved in the development of any Technology or Intellectual Property Rights for or on behalf of the Company has signed a valid, enforceable agreement (A) containing an assignment to the Company of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property Rights, and (B) which also contains customary confidentiality and nondisclosure provisions protecting the rights of the Company in trade secrets and other Company proprietary information (such valid, enforceable agreements “Personnel Agreements”). The Company and, to the Knowledge of the Company, all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements.

a.No current or former member, manager, officer, director, consultant, contractor or employee of the Company: (A) has made any claim of ownership with respect to any Company Owned IP, or (B) has any claim or right (whether or not currently exercisable), or interest to or in, any Company Owned IP.

a.No current or former employee of the Company is: (A) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing (or in the case of former employees, having performed) such employee’s duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights, competition, solicitation, confidentiality or nondisclosure due to his/her activities as an employee or contractor of the Company.

a.No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Technology or Intellectual Property Right for or on behalf of the Company. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Owned IP (i) has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company, or (ii) was or is operating under any grants from any governmental entity or agency or private source or subject to any employment agreement in any invention assignment or non-disclosure agreement or other obligations with any third party that could adversely affect the Company’s rights in any Company Owned IP.

a.Standards Bodies. The Company is not, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the

Company to grant or offer to any other Person any license or right to any Company Owned IP. The Company is not a party to any Contract with a standards body or any similar organization involving the license to the Company of “standards essential” Technology or Intellectual Property Rights, and the Company has no reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.

a.Protection of Trade Secrets. The Company has taken commercially reasonable steps and precautions to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary and confidential information that the Company holds, or purports to hold, as a trade secret or maintains, or purports to maintain, as confidential.

a.Royalty Obligations. Section 2.12(k) of the Disclosure Schedule lists each Contract pursuant to which any royalties or revenue share payments will be required to be paid by the Company to any third party for the development, sale, or distribution of any Company Product.

a.Enforcement. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Neither the Company nor any representative of the Company has sent any written notice to any Person regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.

a.Non-Infringement. The operation of the business of the Company, including the design, development, distribution, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Company Product, has not in the six (6) years prior to the date hereof infringed, violated or misappropriated, and does not infringe, violate or misappropriate, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing:

i.No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights is pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Legal Proceeding.

i.The Company has not received any notice or other written communications relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.

a.Company Software. No Company Software or Company Product contains any bug, vulnerability, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that: (i) materially and adversely affects the use, functionality or performance of such Company Product or Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Product or Company Software; or (ii) causes or would cause the Company to fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Product or Company Software. No Company Product or Company Software contains any Contaminants other than features added for lawful security purposes or license monitoring or compliance purposes. The Company has implemented and maintains reasonable measures designed to prevent the introduction of Contaminants into the Company Products and Company Software, including firewall protections, regular virus scans, and measures for taking and storing back-up copies of Company Software.

a.Development Obligations. The Company has no unfulfilled obligation under any Contract to develop any Technology for any third party (excluding configurations to existing Company Products and Company Software and maintenance and support obligations for the same in the Ordinary Course of Business).

a.Company Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee or third-party contractor of the Company engaged to provide services to the Company relating to Company Source Code and subject to commercially reasonable confidentiality obligations with respect thereto. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person who is not an employee or third-party contractor of the Company engaged to provide services to the Company relating to Company Source Code and subject to industry standard confidentiality obligations with respect thereto.

a.Open Source.

i.Section 2.12(q)(i) of the Disclosure Schedule lists, as of the Agreement Date: (A) each item of Open Source Materials used in or by any Company Product by the Company; (B) the corresponding Open Source License (by name and version number) pursuant to which the Company received such Open Source Materials; and (C) whether the Open Source Materials have been distributed by the Company.

i.The Company has not used, modified, distributed, or otherwise undertaken any act or committed any omission with respect to any Open Source Materials that could result in any claim that any Company Software, in whole or in part, is (A) required to be made available to any third party in source code form; (B) required to be licensed to any third party for the purpose of modification or redistribution; (C) required to be licensed to any third party at no charge; or (D) required to be made subject to the terms and conditions of any Open Source License. No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Materials that are licensed under any terms that impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product. The Company is in compliance with the terms and conditions of, and has strictly complied with the obligations set forth in, the Open Source Licenses under which they have received any Open Source Materials, including all obligations regarding attribution notices, copyright statements, disclaimers, license terms, source code availability, and marking requirements.

a.Privacy.

i.Disclosure of Privacy Statements. The Company has, at all times where required by applicable Privacy and Security Laws, posted Privacy Statements on the Company’s websites, mobile applications, or where otherwise required under applicable Privacy and Security Laws.

i.Compliance with Privacy Statements. The Company has provided legally adequate notice of its privacy practices in its Privacy Statements, and the Company’s privacy and security practices conform, and at all times have conformed in all material respects to all of the Privacy Statements. A “Privacy Statement” means, collectively, any and all of the Company’s public or externally- facing statements and internal or externally-facing policies, including those published on the Company’s websites or otherwise used in connection with any Company Product or made available by the Company to its customers or the general public regarding the Processing of Sensitive Company Information or otherwise pertaining to the privacy of any individual. No disclosure made or contained in any of Company’s Privacy Statements is, or has, been inaccurate, misleading, deceptive or in violation of the Privacy and Security Laws (including by containing any material omission).

i.Contractual Obligations. The Company has contractually obligated all third parties with authorized access to Sensitive Company Information to comply with the same restrictions and conditions that apply to the Company with respect to such Sensitive Company Information and to handle Sensitive Company Information in a manner sufficient to meet the Company’s obligations under Privacy and Security Laws and the Company’s other contractual obligations, including any confidentiality obligations. The Company has no Knowledge that any third parties with access to Sensitive Company Information have failed to comply with such contractual obligations. The Company has never been and is not in breach of any contractual obligation relating to the privacy, security, or Processing of Sensitive Company Information in any material respect. The Company has complied with any agreement, permit, license, government filing or other obligation regarding the Processing of Sensitive Company Information. The consummation of the transactions contemplated by this Agreement will not cause any such permit or license to be invalidated or be required under applicable Data Protection Laws to be amended. The Parent shall not be required to obtain any additional consents or permissions for the Processing of Sensitive Company Information in the same manner conducted any time prior to the Closing.

i.Compliance with Privacy and Security Laws. The Company has at all times: (1) complied with (A) all applicable Privacy and Security Laws, (B) all of the Company’s policies regarding privacy and data security, including all Privacy Statements and similar disclosures published on the Company’s websites or otherwise communicated to third parties and (C) requirements of self-regulatory organizations to which the Company is bound or that the Company holds itself out to the public as being in compliance with (including, to the extent applicable, the Payment Card Industry Data Security Standards),
(2) given all notices and obtained all consents and permissions as are required by law for the Processing of Sensitive Company Information by or on behalf of the Company, and (3) implemented and maintained commercially reasonable measures designed to provide reasonable assurance that the Company complies with such Privacy and Security Laws and that the Company will not acquire, fail to secure, or Process such Personal Information, Company Products Data or Company Data in a manner that (A) violates such Privacy and Security Laws, (B) is inconsistent with any notice to or consent from the provider of Personal Information or Company Data, (C) violates any policy adopted by the Company, (D) breaches any requirement of or contractual commitment made by the Company that is applicable to such Personal Information or Company Data, or (E) violates any Privacy Statement. The Company has no knowledge or reason to know that any of its suppliers or service providers in their provision of services to the Company, or that the Company Software when used for its intended purpose, has failed to comply with any applicable Law, including applicable Privacy and Security Laws.

i.Audits, Claims, Complaints. The Company has not received any, and, to the Knowledge of the Company, there are no audits, inquiries, requests for investigation or subpoenas, claims, notices or complaints, whether written or oral, regarding the Company’s privacy, data protection, or information security practices or the Processing of any Sensitive Company Information (including, without limitation, from any Governmental Entity). The Company has not received, and the Company has no Knowledge of, any circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity or any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a Governmental Entity, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Privacy and Security Law or Privacy Statement;
(B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, or to decommission or materially alter the exploitation or operation of the Company’s operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (D) permitting or mandating any Governmental Entity to investigate, requisition information from, or enter the premises of, the

Company. To the Company’s Knowledge, the Company is not under investigation by any Governmental Entity for a violation of any Privacy and Security Laws. The Company has not acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Entity under any Privacy and Security Laws related to the Processing of Sensitive Company Information.

i.Disputes. The Company has not been involved in a dispute in respect of any actual or alleged violation of applicable Privacy and Security Laws or Privacy Statement. The Company has not received, and the Company has no Knowledge of any circumstance that would reasonably be expected to give rise to, any notice from a data subject or another Person claiming a right to compensation against the Company under an applicable Privacy and Security Law.

i.Effects of Execution of Agreement. Neither the execution, delivery, nor performance of this Agreement nor the consummation of transactions contemplated hereby, including the transfer or Processing of any Personal Information to Parent will cause, constitute, or result in a breach or violation of any Privacy Statement, any contractual obligation of the Company governing the privacy or security of Personal Information, or any Privacy and Security Laws.

i.Training. All of the Company’s employees and contractors who have access to Sensitive Company Information, including Personal Information that is subject to Privacy and Security Laws, have received appropriate training with respect to compliance with such Privacy and Security Laws and obligations under Privacy Statements or the Company’s material contractual obligations relating to privacy, cybersecurity, data protection, Company Data, or Personal Information.

i.Anonymized, De-Identified or Aggregated Data. With respect to any information Processed by or on behalf of the Company that is described in Privacy Statements as, or required by Company policies or its legal or contractual obligations to be, anonymized, de-identified or aggregated, such information has been anonymized, de-identified or aggregated (a) in compliance with such policies and obligations and any relevant standards, methods or requirements of Privacy and Security Laws relating to anonymization, de-identification or aggregation and (b) such that it is not reasonably identifiable with a natural person or household and otherwise does not constitute Personal Information.

a.Systems. The computer, information technology and data processing systems, facilities and services owned, used, licensed or leased by or on behalf of the Company, including the Company Products and all Software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the operation of the business of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any System. The Company has implemented and routinely tested commercially standard business continuity and disaster recovery plans relating to its Systems.

a.Security Measures.

i.Compliance with Security Policies. The Company has implemented and maintained reasonable written information security policies and programs that govern the Processing, security, confidentiality, integrity and availability of Sensitive Company Information and Systems (collectively, “Security Policies”). The Company has at all times complied with such Security Policies. The Security Policies and the implementations of such policies: (A) identify internal and external risks to the security of the Systems and Sensitive Company

Information; (B) implement reasonable administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of Systems and Sensitive Company Information; (C) protect against unauthorized access to the Systems and Sensitive Company Information (including on the systems of third parties with access to such Systems or Sensitive Company Information); (D) maintain notification procedures in compliance with applicable Laws, including Privacy and Security Laws, in the case of any breach of security compromising Sensitive Company Information; (E) prohibit any unauthorized access to any non-Company system; and
(F) complies with all applicable Privacy and Security Laws, the Privacy Statements, and the Company’s material contractual obligations relating to privacy, cybersecurity, data protection, or Sensitive Company Information.

i.Security Incidents. The Company has not experienced any actual or reasonably suspected breach of security, unlawful, unauthorized or accidental loss, destruction, modification, acquisition, unavailability, or Processing of, or access to, Systems or Sensitive Company Information (a “Security Incident”). No actual or reasonably suspected security vulnerabilities exist in the Company Products which present a material risk of a Security Incident. No circumstance has arisen in which applicable Privacy and Security Laws would require the Company to notify a Governmental Entity, the media, any of its employees, customers or any other Person of a Security Incident.

i.Implementation of Security Measures and Written Program. The Company has at all times implemented, maintained, and monitored reasonable and appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security) to preserve and protect the confidentiality, availability, security, and integrity of all Systems, all Company Data, Confidential Information, and other data and information used, collected, handled, transmitted, stored, or otherwise processed by or for the Company. Such plans, policies, safeguards, and measures have complied at all times with Privacy and Security Laws and agreements with third parties, and have (A) included steps to protect the Systems from any Security Incident, Contaminants, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification; (B) provided for the performance and documentation of risk assessments and management procedures of the Company; and (C) adhered to industry best practices pertaining to secure programming techniques. The Company has not identified any security vulnerabilities affecting its Systems and classified as “high,” or “critical” or more severe that have not been remediated. Section 2.12(s)(iv) of the Disclosure Schedule accurately identifies, and the Company has made available, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company regarding any actual, alleged or suspected violation of any Privacy and Security Laws Requirements by (a) the Company or any Person performing for the Company, or (b) any of the Company’s customers, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

a.Effect of Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other

Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP; (ii) the release, disclosure or delivery of any Company Owned IP by or to any escrow agent or other Person; or
a.the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company Owned IP or any other Technology or the Intellectual Property Rights of Parent.

a.Agreements, Contracts and Commitments.

i.Except for this Agreement and the Contracts specifically identified on Section 2.13(a) of the Disclosure Schedule (with each such Contract specifically identified under subsection(s) of such Section 2.13(a) of the Disclosure Schedule that correspond to the Subsection or Subsections of this Section 2.13(a)) and Section 2.20 of the Disclosure Schedule, the Company is not a party to or bound by any of the following Contracts:

1.any fidelity or surety bond or completion bond;

1.any Lease Agreements or personal property;

1.any Contract relating to capital expenditures and involving future payments in any amount in excess of $100,000 individually or $250,000 in the aggregate, in each case in any fiscal year;

1.any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;

1.any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

1.any Contract for the purchase of tangible items of equipment or related services in any amount in excess of $100,000 individually or $250,000 in the aggregate, in each case in any fiscal year;

1.any Contract with a Top Supplier;

1.any Contract with a Top Customer;

1.any confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than Contracts with Employees or those related to commercial transactions in the Ordinary Course of Business that are not individually material;

1.any Contract providing for outsourced development of any material items of Technology by, for or on behalf of the Company;

1.any Contract containing a provision that limits, restricts or impairs the Company’s ability to operate in any geography of the world or with any Person, including those Contracts
a.that contain covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, and exclusive dealings arrangements or (B) under which the Company is restricted from hiring or soliciting potential employees, consultants or independent contractors;

a.any Contract with federal, state, city, county, parish, municipal or other
Governmental Entities;

a.(A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

a.any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;

a.any Contract granting any material license or material other rights to or from the Company with respect to Company Data, other than grants to service providers to use such Company Data in connection with the provision of services to the Company and grants to and from customers in the Ordinary Course of Business;

a.any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;

a.any Contract pursuant to which the Company has acquired a business or entity, or all or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

a.any agreement of indemnification or warranty (other than agreements with customers entered into in the Ordinary Course of Business and indemnification agreements with officers and directors of the Company or any Contract containing any support, maintenance or service obligation on the part of the Company (other than under its unmodified form of standard customer agreement, the form of which has been made available to Parent);

a.any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding; and

a.any other Contract that involves $100,000 individually or $250,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within ninety (90) days.

1.For the purposes of this Agreement, each Contract listed or required to be listed in Section 2.13(a) of the Disclosure Schedule, each Inbound License and Outbound Licenses, and each Contract entered into subsequent to the Agreement Date and prior to the Closing Date that would have been required to be disclosed pursuant to Sections 2.2, 2.10, 2.11, 2.13 or 2.20(a) if such Contract had been in effect as of the Closing Date, shall each be a “Material Contract” and collectively are the “Material Contracts.” The Company has made available to Parent a correct and complete copy of each Material Contract (other than Material Contracts entered into subsequent to the Agreement Date).

1.The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or to the Knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to
(i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract. The Company has not received any written notice (or to the Company’s Knowledge, other communication) regarding any violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company has no Liability for renegotiation of Contracts with Governmental Entities.

1.The Company is not a party to, or bound by, any agency, dealer, distribution, sales representative, remarketer, reseller or other Contract for the distribution of Company Products.

i.Interested Party Transactions.

1.No officer or director of the Company, or, to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”) has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of the Company); provided, that ownership of no more than one percent (1%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 2.14. No Interested Party holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.

1.All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

i.Company Authorizations. Section 2.15 of the Disclosure Schedule sets forth, as of the Agreement Date, each consent, license, permit, grant or other authorization which is required for the operation of the business of the Company as currently conducted or the holding of any such interest, in each case, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to be result in a Material Adverse Effect to the Company (collectively, including any such items that are required to be disclosed in Section 2.15 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in compliance with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations.

i.Litigation.

1.There is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the officers or directors of the Company (in their capacities as such), nor to the Knowledge of the Company on the

Agreement Date, are there any presently existing facts or events that would constitute a reasonable basis therefor. Except as set forth in Section 2.16(a) of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the officers or directors of the

Company (in their capacities as such) by or before any Governmental Entity, nor, to the Knowledge of the Company on the Agreement Date, are there any presently existing facts or events that would constitute a reasonable basis therefor. No Governmental Entity has in the past five (5) years challenged, or the Knowledge of the Company, investigated the legal right of the Company to conduct its respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Legal Proceeding of any nature pending or to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to laws of the State of Delaware to indemnification from the Company related to facts and events existing prior to the Effective Time, nor are there, to the Knowledge of the Company on the Agreement Date, any facts or events that would constitute a reasonable basis for any such Legal Proceeding..

1.The Company does not have any Legal Proceeding of any nature pending against any other Person.

b.
c.